Exhibit 10.1

JOINT DEVELOPMENT & LICENSE AGREEMENT

This Joint Development & License Agreement (the “Agreement”) is entered into as of April 27, 2026 (“Effective Date”) by and between Kopin Corporation, a Delaware corporation having a place of business at 125 North Drive, Westborough, MA 01581 (“Kopin”), and StableX Technologies, Inc., a Delaware corporation having a place of business at 1185 Avenue of the Americas, New York, New York 10036 (“StableX”), each referred to herein as a “Party” and together the “Parties.”

RECITALS

WHEREAS, Kopin is in the business of developing and manufacturing advanced display and optical technologies;

WHEREAS, StableX is in the business of acquiring and developing stablecoin assets, infrastructure, and related technologies to capitalize on the growth of the stablecoin industry;

WHEREAS, Kopin and StableX desire to work together to further develop and commercialize Kopin’s proprietary interface for GPU-to-GPU connectivity on the terms set forth herein; and

WHEREAS, Kopin and StableX have concurrently entered into various transaction agreements, including an Exclusive Supply and Distribution Agreement (the “Supply Agreement” and together with this Agreement, the “Transaction Agreements”) to facilitate the Project.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement agree as follows:

ARTICLE I -DEFINITIONS

1.1 “Affiliate” means a corporation or other legal entity directly or indirectly (a) controlled by a Party, (b) controlling the Party, or (c) controlled by the corporation, legal entity or persons which control the Party. For the purposes of this paragraph, to “control” a corporation or an entity means to own or control, either directly or indirectly such as through intermediary entities, (1) more than fifty percent (50%) of the shares or other securities entitled to vote for election of directors (or other managing authority) of the corporation or entity; or (2) more than fifty percent (50%) of the equity or other ownership interest of the corporation or entity.

1.2 “Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following: (a) such Person shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or any substantial part of its property; (b) such Person shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it; (c) an involuntary case or other proceeding shall be commenced against such Person seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days; (d) such Person shall make a general assignment for the benefit of creditors; (e) such Person shall fail generally to pay, or shall admit in writing its inability to pay, its debts as they become due; (f) such Person shall take any corporate or other organizational action to authorize any of the foregoing; or (g) such Person shall cease to conduct substantially all of its business operations for a period of ninety (90) or more consecutive days, other than as a result of a permitted transfer or assignment of this Agreement.

1.3 “Control”, “Controls,” or “Controlled by” means the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of (a) with respect to any materials and information, the legal authority or right to possession of such materials or information, with the right to provide such materials or information to the other Party on the terms set forth herein, or (b) with respect to intellectual property and other intangible rights, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such intellectual property and other intangible rights on the terms set forth herein, in each case (a) and (b), without breaching or otherwise violating the terms of any arrangement or agreement with a third party or requiring consent from a third party; provided that neither Party shall be deemed to Control any item or right of a third party if access by the other Party to such item or right requires or triggers a payment obligation to such third party, unless the other Party agrees to bear such payment obligation.

1.4 “Development Plan” is defined in Section 2.1.

1.5 “Development Work” means all engineering, design, research, development, customization, and testing activities performed by or on behalf of Kopin to develop the Project Technology in accordance with the applicable Development Plan.

1.6 “Field” means data communications chips expressly identified in an agreed Development Plan, including GPU-to-GPU, Board-to-Board and Rack-to-Rack communications, and excluding any applications, use cases, architectures or technologies not expressly set out in such Development Plan.

1.7 “HyperScaler Products” shall mean Products and Services using the Project Technology for end users in commercial hyperscaler deployments only.

1.8 “Intellectual Property Rights” means any and all rights, title, and interest in and to intellectual property, whether protected, created, or arising under the laws of the United States or any other jurisdiction, including: (a) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (b) trademarks, service marks, trade names, trade dress, logos, corporate names, domain names, and other source identifiers, together with all goodwill associated therewith; (c) copyrights, works of authorship, and moral rights; (d) trade secrets, know-how, inventions, processes, techniques, methodologies, and other confidential or proprietary information; (e) mask works and semiconductor topography rights; (f) database rights; (g) rights of publicity and privacy; (h) all registrations, applications, renewals, extensions, and reversions of the foregoing; and (i) all other intellectual property rights and proprietary rights, however denominated, throughout the world.

1.9 “JSC” is identified in Section 2.1.

1.10 “Kopin Background Technology” means all Technology Controlled by Kopin on the Effective Date (including, for clarity, the existing production version of the Monochrome MicroLED and the color MicroLED Design and production line configuration), and any improvements and modifications to such Technology that is Controlled by Kopin at any time, excluding Project Technology.

1.11 “Military, Government and Defense Products” shall mean Products and Services using the Project Technology for or with respect to: (a) government agencies, departments, instrumentalities or other public sector bodies, including defense, intelligence, national security and public research bodies; (b) military, defense or government intelligence end users; and (c) defense contractors, subcontractors, integrators and other entities primarily engaged in supplying products or services to government, military, defense or government intelligence markets, in each case on a worldwide basis.

1.12 “Ordinary Course of Business” means, with respect to StableX, the conduct of its business in good faith and in a manner consistent with (a) its stated business objectives and business plan as communicated to Kopin as of the Effective Date (including as reflected in its organizational and governing documents provided to Kopin prior to the Effective Date), (b) maintaining organizational, operational and financial resources reasonably sufficient to perform its obligations under this Agreement, and (c) using commercially reasonable efforts to pursue active sales, marketing and commercial engagement activities in the hyperscale market, in each case subject to temporary deviations caused by events outside StableX’s reasonable control.

1.13 “Production Plan” means the funding, development, manufacturing and commercialization plan for production deployment of the Project Technology, as agreed in writing by the Parties pursuant to Section 2.3(e).

1.14 “Products” and “Services” used separately or together, means any equipment or services, respectively, designed, developed or commercialized pursuant to any Development Plan and, if applicable, any agreed Production Plan under this Agreement.

1.15 “Project Technology” means all Technology in the Field that is developed by either party in performance of an agreed Development Plan, irrespective of inventorship, but excluding Kopin Background Technology and any next generation, follow-on or derivative chipsets or technologies not expressly identified in such Development Plan. For the avoidance of doubt, Project Technology shall not include any current generation IP with respect to the Monochrome and Color MicroLED developments under IBAS and SBIR developments, next generation, follow-on or derivative chipsets, architectures or technologies, or any broader platform or system-level developments, except to the extent expressly and specifically identified in an agreed Development Plan.

1.16 “Successful Demo” means achievement of the prototype demonstration criteria expressly identified as such in each applicable Development Plan.

1.17 “Technology” means any information, data, materials, discovery, invention, idea, discovery, process, protocol, techniques, formulation, know-how, trade secret, method, development, enhancement, modification, improvement, work of authorship, computer software (including, but not limited to, source code and object or executable code), material, or sample; and documentation of any of the foregoing (including any records, data, concepts, information, designs, programs, formulae, or writings); in each case whether patentable or not, or susceptible to copyright, trade secret, or any other form of legal protection under applicable law (including regulations).

ARTICLE II -TECHNOLOGY DEVELOPMENT

2.1 General. The Parties will work together to develop a prototype and demonstration version of the Project Technology in accordance with one or more statements of work or purchase orders (each, a “Development Plan”) agreed in writing between the Parties from time to time, which shall set out the scope, deliverables, timelines and other relevant terms of the applicable development activities. Following achievement of a Successful Demo, the Parties may proceed to production deployment and commercialization only pursuant to an agreed Production Plan. The Parties acknowledge that StableX is funding the development of the prototype and demonstration version of the Project Technology and, subject to agreement on a Production Plan, may take commercial risk associated with bringing the Project Technology to production, while Kopin is performing the Development Work and retaining ownership of the Kopin Background Technology. The project that is the subject of a Development Plan is a “Project”. Kopin will provide and make available all equipment, materials, supplies and personnel reasonably required to fulfill its agreed upon development obligations as set forth in the applicable Development Plan. In addition, Kopin will keep StableX informed on a regular basis as to the progress and results of its work under each Development Plan. All Development Plans and Projects shall be subject to approval in accordance with Article III and also oversight by the Joint Steering Committee (the “JSC”) as set forth in Article III; provided that Kopin shall retain day-to-day responsibility for the conduct and execution of the Development Work and, within five (5) business days of the Effective Date Kopin will provide a detailed staff listing of which personnel will conduct the Development Work. The Parties acknowledge that the objective of each Development Plan is to enable production deployment of the Project Technology, subject to the funding and commercialization framework set out in this Agreement. No Development Plan shall expand the scope of the Field without the prior written agreement of both Parties.

2.2 Development Plan. Kopin agrees to work diligently towards completion of the goals and objectives set forth in each Development Plan and to use commercially reasonable efforts to carry out the obligations and activities specified in each Development Plan. Any material modification to a Development Plan shall require JSC approval.

2.3 Budget and Costs.

(a) StableX agrees that it will pay Kopin up to $15,000,000 in the aggregate for the development of the Project Technology through achievement of at least one Successful Demo meeting the criteria expressly agreed in the applicable Development Plan and the funding schedule agreed by the Parties (the “Development Funds”). As of the Effective Date, StableX shall ensure that at least $5,000,000 of funds are available in a segregated account to cover Development Plan needs and StableX shall not use such funds for any purpose inconsistent with its payment obligations under this Agreement. StableX shall, at Kopin’s reasonable request, provide an account statement within three (3) business days. StableX agrees not to take any action that would materially impair the availability of funds in the segregated account or the Development Funds generally.

(b) Each Development Plan includes a budget (“Budget”) setting forth Kopin’s budget with respect to its performance of such Development Plan. StableX shall issue a Purchase Order (as defined below) in an initial funding amount of $5,000,000 within ten (10) business days after the Effective Date (“Kickoff Payment”), which StableX shall pay to Kopin within ten (10) business days of Kopin’s receipt of such Purchase Order. Following the Kickoff Payment, the remaining Development Funds shall be paid by StableX to Kopin in installments in accordance with a time-based funding schedule agreed by the Parties as part of the applicable Development Plan, which shall provide for the full funding of the Development Work through to Successful Demo. StableX shall issue Purchase Orders in accordance with such funding schedule, and Kopin shall issue invoices accordingly. Each invoice shall be payable within ten (10) business days of receipt. Each Purchase Order shall be subject to review and approval by the JSC, which approval shall not be unreasonably withheld, conditioned or delayed and shall be based on consistency with the Budget and the applicable Development Plan. For the avoidance of doubt, StableX’s obligation to fund any Purchase Order shall not be contingent on the achievement or verification of any technological or development milestones. A Development Plan may include indicative milestones or workstreams for tracking and reporting purposes, but such milestones shall not operate as a condition to payment. Except as set forth in this Section 2.3, each Party shall be solely responsible for any costs or expenses it incurs in the performance of its obligations hereunder. For the avoidance of doubt, in no event shall StableX’s aggregate monetary obligations hereunder exceed $15,000,000 without its express prior written consent.

(c) Kopin shall (i) provide StableX with periodic written reports (“Development Reports”) not less than once per month concerning all material activities undertaken in respect of the applicable Development Plan, (ii) keep StableX informed on a timely basis concerning all material progress in the applicable Development Plan, and (iii) at StableX’s reasonable written request, from time to time, provide StableX with information relating to the progress of the applicable Development Plan. If progress in respect of the applicable Development Plan differs materially from that anticipated in the applicable Development Plan or a preceding Development Report, Kopin shall endeavor to explain, in its Development Report, the reason therefor and may propose a modified Development Plan. Kopin shall also make reasonable efforts to provide StableX with any reasonable additional data that StableX reasonably requires to evaluate the performance of Kopin hereunder.

(d) StableX shall ensure that sufficient funds are available to meet its payment obligations as they fall due under this Agreement and shall not withhold, defer, set off or otherwise delay any payments except as expressly permitted under this Agreement. Failure by StableX to make any payment when due, or to maintain such committed funding, shall constitute a material breach of this Agreement.

(e) Following achievement of a Successful Demo, the Parties shall engage in good faith negotiations for a period of 1 year to agree a Production Plan (“Negotiation Period”), which is expected to include an additional payment by StableX of approximately $15,000,000 to $25,000,000, subject to the agreed scope, specifications and deployment requirements. In negotiating the Production Plan, the Parties shall take into account the results of the Successful Demo, the technical requirements for production deployment, and the commercial objectives of the Parties. If the Parties do not reach agreement on the Production Plan within such Negotiation Period, or if StableX does not commit to funding production deployment on terms agreed in the Production Plan, StableX shall be deemed to have elected not to proceed with the Project for purposes of Section 9.5.

2.4 Additional Consideration; Preferred Equity. In further consideration of Kopin’s contributions to the development of the Project Technology, StableX shall issue to Kopin shares of Convertible Preferred Stock (the “Convertible Preferred Stock”) on the terms and conditions set forth in the applicable certificate of designations. The Parties acknowledge that such issuance is intended to provide Kopin with a meaningful equity participation in StableX, and StableX shall take all actions reasonably necessary to give effect to the agreed economic position of the Parties in connection with such issuance. The Parties acknowledge and agree that, following the next or series of equity financing or capital raising by StableX of up to $50,000,000, Kopin is intended to hold equity securities representing 19.99% of StableX’s equity capitalization (including shares of common stock underlying unexercised options, warrants and other common stock equivalents issued in connection with such financing transaction), and StableX shall work together in good faith to implement such structure, including through the issuance of additional equity securities to Kopin. The Parties acknowledge that such issuance constitutes material consideration for Kopin’s entry into this Agreement.

2.5 Marketing and Commercialization Support Plan. The Parties shall discuss in good faith and agree a marketing and commercialization support plan for the Project Technology, including allocation of responsibilities and costs, following the Effective Date. Without limiting the foregoing, the Parties intend that (a) Kopin shall be primarily responsible for developing and executing a robust marketing and sales strategy for Military, Government and Defense Products on a worldwide basis, and (b) StableX shall be primarily responsible for developing and executing a robust marketing and sales strategy for Products and Services in the Commercial Market (as defined in Section 4.4) on a worldwide basis, in each case subject to further agreement between the Parties in the applicable plan. The Parties shall ensure that any such plan is consistent with the allocation of rights set out in this Agreement.

ARTICLE III -– governance

3.1 Establishment of Joint Steering Committee. Within ten (10) business days after the Effective Date, the Parties shall establish a joint steering committee to oversee and coordinate the performance of this Agreement. Each Party shall appoint two (2) representatives to the JSC, each of whom is an officer or employee of the applicable Party having sufficient seniority within such Party to make decisions arising within the scope of the JSC’s responsibilities. Kopin’s representatives shall include its CEO (presently Michael Murray) as the titular Chairperson of the JSC. The Parties acknowledge that appropriate compensation arrangements for the Chairperson of the JSC have not been finalized as of the Effective Date, and the Parties shall work together in good faith following the Effective Date to determine and agree upon reasonable compensation for such role, which may include the entry into a consulting agreement or other arrangement on mutually acceptable terms. Each Party may replace its JSC representatives upon written notice to the other Party provided that such replacement meets the requirements set forth above. In addition, the JSC may, upon approval of the JSC, invite subject matter experts to act as non-voting observers on the JSC.

3.2 Powers; Decision Making. Notwithstanding anything to the contrary in this Agreement, the JSC shall have oversight authority with respect to the adoption and performance of any Development Plan, including review of the direction, scope, prioritization, and progress of the Development Work. In the event of any dispute or disagreement between the Parties concerning the implementation and performance of any Development Plan or any material matter relating to a Development Plan, such dispute shall be submitted to the JSC for resolution. All decisions of the JSC shall be made by a majority vote, with each representative having one (1) vote; provided, however, that in the event of a deadlock over a material aspect regarding the implementation and performance of a Development Plan and any matter relating to changes in a Development Plan, such matter shall be escalated to the Chief Executive Officer (or equivalent senior executive) of each Party. Such executives shall meet (in person or by videoconference) and use good faith efforts to resolve the deadlock within 10 business days of such escalation. If the Parties are unable to resolve the deadlock within such period, then, notwithstanding Section 10.1, such matter shall be finally resolved by arbitration before a panel of three (3) arbitrators. Each Party shall appoint one (1) arbitrator, and the two party-appointed arbitrators shall appoint the third arbitrator, who shall act as chair. The arbitration shall be conducted in New York, New York, in the English language, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators shall be final and binding on the Parties. All costs associated with such arbitration shall be borne equally by the Parties.

3.3 Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once per calendar quarter. Meetings of the JSC may be held in person or by video teleconference.

ARTICLE IV -INTELLECTUAL PROPERTY RIGHTS

4.1 Ownership of Intellectual Property Rights.

(a) As between the Parties, Kopin owns all right, title and interest in all Kopin Background Technology, including all Intellectual Property Rights relating thereto.

(b) The Parties hereby agree to jointly and equally own all right, title and interest in any Project Technology, including all Intellectual Property Rights arising therefrom and relating thereto, and to the extent one Party might solely own any Project Technology based on inventorship each Party hereby agrees to assign, and does hereby assign, an undivided one-half ownership of such right, title, and interest, to the other Party. Each Party agrees to execute, at no expense, any necessary documents to demonstrate such undivided ownership as reasonably requested by the other Party.

(c) Each employee, agent, or independent contractor of a Party or its Affiliates performing any work under a Development Plan will, prior to commencing such work, be bound by invention assignment obligations, including: (i) promptly reporting any invention, discovery, process, or other Technology; (ii) presently assigning to the applicable Party all of his or her rights, title, and interests in and to any invention, discovery, process or other Technology; (iii) cooperating in the preparation, filing, prosecution, maintenance, and enforcement of any patent or patent application; and (iv) performing all acts and signing, executing, acknowledging, and delivering any and all documents required for effecting the obligations and purposes of this Agreement. It is understood and agreed that any such invention assignment agreement need not reference or be specific to this Agreement.

4.2 Licenses to Background Technology. Subject to the terms of this Agreement, Kopin grants a non-exclusive, non-transferable (except to Affiliates and permitted subcontractors, solely to the extent such Affiliates or subcontractors are required to execute the defined responsibilities of StableX under this Agreement), non-sublicensable except as expressly permitted herein, royalty-free, worldwide, and fully paid-up license under Kopin Background Technology to StableX for: (i) conducting the applicable Development Plan in accordance with its terms and (ii) developing, commercializing and otherwise using the Project Technology solely within StableX’s rights expressly granted under this Agreement, which includes (x) incorporation into Products and Services for the Commercial Market; and (y) marketing, distributing and selling such Products and Services in the Commercial Market. For the avoidance of doubt, StableX shall not manufacture, or have manufactured by any third party, any Products or Services incorporating any Kopin Background Technology or any Project Technology, and all such Products and Services shall be manufactured exclusively by or on behalf of Kopin, irrespective of field of use, product category, customer channel or route to market, in each case subject to and in accordance with the terms of the Supply Agreement. For the purpose of clarity, Products and Services may be used and sold under this Section 4.2; provided that no license is granted under this Section 4.2 with respect to Kopin Background Technology other than to the extent necessary for the exercise of StableX’s rights in Project Technology under this Agreement. The license granted under this Section 4.2 shall terminate automatically upon termination of this Agreement, except to the extent expressly preserved under Section 9.5. For the avoidance of doubt: (a) StableX shall not use Kopin Background Technology to develop any products or technologies outside the scope of the Project Technology or following termination of this Agreement, except as expressly permitted under Section 9.5 and (b) under no circumstances shall any right, title or interest in Kopin Background Technology transfer to StableX, whether by termination, expiration, breach, operation of law or otherwise.

4.3 Disclosure of Technology. Each Party shall use customary and reasonable measures to document and keep contemporaneous written records of Development Work under the applicable Development Plan, including activities related to conception and reduction to practice of Project Technology. Each Party shall promptly and fully disclose to the other Party in writing all Project Technology developed, created, invented, authored, conceived or reduced to practice by or on behalf of such Party. Except as set forth in Section 4.5, each Party is prohibited from making public disclosures or patent filings about such Project Technology without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned, or delayed.

4.4 Use of Project Technology. Notwithstanding any other provision of this Agreement and irrespective of the co-ownership of Project Technology, neither Party shall have the right to commercialize or grant a license to any third party for any Project Technology or any related Intellectual Property Right without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned, or delayed; provided that: (a) Kopin shall have the exclusive worldwide rights to commercialize Military, Government and Defense Products using Project Technology, including for all government, military, defense and government intelligence customers and through contractors, integrators, resellers and other intermediaries serving such markets; and (b) StableX shall have the exclusive worldwide rights to commercialize Products and Services using Project Technology in all markets and for all end users other than government, military, defense and government intelligence customers (the “Commercial Market”). For the avoidance of doubt, each Party may commercialize Project Technology within its respective exclusive field as set out above without further consent from the other Party.

4.5 Protection of Project Technology.

(a) The Parties shall cooperate in developing a strategy for identifying and protecting any Project Technology, including, but not limited to, registering or applying for patent and other intellectual property protection thereon (“Filings”). Kopin will have the right, in its reasonable discretion, to make any Filings after good faith discussion with StableX in respect of Project Technology, and Kopin will instruct its counsel to comply with the requirements of this Agreement regarding the protection, maintenance, and enforcement of such Filings. If Kopin determines to file one or more patent applications, it shall instruct an appropriately qualified patent attorney to draft, file and prosecute patent application(s), with the input of StableX. All reasonable costs and legal fees incurred in connection with making, prosecuting, and maintaining Filings will be borne equally by the Parties, unless otherwise agreed in writing by the Parties with respect to a particular Filing or jurisdiction. For the avoidance of doubt, each Party’s share of such costs shall be borne separately and shall not be deducted from, credited against, or otherwise included within the Development Funds or any amounts payable by StableX to Kopin for Development Work under this Agreement. Each Party will cooperate and supply any information that is reasonably necessary to assist the other in the sharing, preparation, and filing of documentation necessary to protect, maintain, and enforce the Project Technology. Such cooperation will include, but not be limited to, the execution of any and all documentation necessary to properly complete any Filing. Such patent counsel shall represent Kopin only, unless the Parties expressly agree otherwise in writing, and StableX may retain separate counsel at its own expense.

(b) In the event that Kopin has an opportunity to protect any specific Project Technology or a specific Intellectual Property Right related thereto in any given jurisdiction and Kopin declines in writing to do so in that jurisdiction, it will provide at least 30 days’ notice to StableX, which will then, in its sole discretion, take whatever action it deems appropriate at its sole cost and expense, including without limitation, by making such Filings as it deems appropriate, or pursuing or maintaining such Filings, to protect any aspect of the Project Technology in such jurisdiction.

(c) Each Party will cooperate and supply any information that is reasonably necessary to assist the other in the sharing, preparation, and filing of documentation necessary to protect the Project Technology. Such cooperation will include, but not be limited to, the execution of any and all documentation necessary to properly complete any Filing.

4.6 Enforcement of Rights in Project Technology.

(a) Primary Right to Enforce/Protect. If either Party believes that any right in the Project Technology is being infringed, misappropriated, or misused by a third party, such party shall promptly notify the other Party of such infringement or misuse, along with all the relevant non-privileged facts then in its possession, and Kopin will have the primary right, within sixty (60) days from the date it becomes aware of the infringement, misappropriation, or misuse, to proceed to protect or enforce the Project Technology, including as to the filing and maintenance of a claim, demand, investigation, suit or other proceeding against such third party (an “Action”), as appropriate, regarding such infringement, misappropriation, or misuse. Such Action shall be conducted at the joint cost and expense of the Parties, with each Party bearing fifty percent (50%) of all out-of-pocket costs and expenses incurred in connection with such Action. StableX agrees to cooperate as reasonably necessary in support of any such Action. All damages, profits, awards and royalties obtained in connection with such Action shall be applied first to reimburse the Parties for their respective out-of-pocket costs and expenses incurred in connection with such Action, and any remaining amounts shall be shared equally between the Parties. If required by law, Kopin is authorized to pursue the Action in the name of StableX; provided however, that if Kopin takes action in the name of StableX, it shall indemnify and hold StableX harmless from and against any and all monetary damages, fines, fees, penalties, obligations, deficiencies, losses and out-of-pocket expenses that StableX incurs or is subject to directly as a result of such Action. StableX agrees that, if required for standing, it may be joined to such Action involving litigation, arbitration, or such other dispute proceeding. Kopin shall keep StableX reasonably informed regarding the conduct of any such Action and shall not settle any such Action in a manner that materially adversely affects StableX’s rights in the Project Technology without StableX’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(b) Secondary Right to Enforce/Protect. If Kopin declines to proceed with an Action within such (60) day period, then StableX may proceed in its sole discretion, at the joint cost and expense of the Parties, with each Party bearing fifty percent (50%) of all out-of-pocket costs and expenses incurred in connection with such Action, to file and prosecute such Action in its own name, or if required by law, jointly with Kopin (and in such event, StableX is hereby authorized to take action in the name of Kopin); provided however, that if StableX takes action in the name of Kopin, it shall indemnify and hold Kopin harmless from and against any and all monetary damages, fines, fees, penalties, obligations, deficiencies, losses and out-of-pocket expenses that Kopin incurs or is subject to directly as a result of such Action. Any damages, profits, awards and royalties recovered in connection with such Action shall be applied first to reimburse the Parties for their respective out-of-pocket costs and expenses incurred in connection with such Action, and any remaining amounts shall be shared equally between the Parties. If required for standing, Kopin hereby agrees to be joined to such Action involving litigation, arbitration, or such other dispute proceeding.

4.7 Third-Party Challenge to Intellectual Property Rights in Project Technology. In the event a third party challenges the (i) validity, (ii) enforceability, (iii) scope, or (iv) ownership of any of the co-owned Intellectual Property Rights in Project Technology before any governmental authority with authority to determine the validity, enforceability, scope or ownership of such rights (an “IP Challenge”), Kopin will have the primary right to manage such IP Challenge; provided that all reasonable out-of-pocket costs and expenses incurred in connection with such IP Challenge shall be borne equally by the Parties. Kopin shall keep StableX reasonably informed regarding the conduct of any such IP Challenge and shall not settle or compromise any such IP Challenge in a manner that materially adversely affects StableX’s rights in the Project Technology without StableX’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Kopin will instruct its counsel to copy StableX on all relevant correspondence, to provide StableX copies of draft responses at least 20 days before any deadline to permit StableX to provide input on such proposed responses, and to review and consider any such input in good faith when finalizing and filing any such responses. If Kopin elects not to manage, or fails to act sufficiently promptly with respect to, such IP Challenge, StableX shall have the secondary right to manage such IP Challenge on substantially the same terms, mutatis mutandis.

ARTICLE V -CONFIDENTIALITY

5.1 Confidentiality. Each Party agrees to use at least the same degree of care to keep confidential all proprietary ideas, plans and information, including information of a technological or business nature received from the other Party at any time in connection with this Agreement (“Confidential Information”) as such Party would use to keep confidential its own confidential information, which degree of care will require at least commercially reasonable efforts. Each Party will only use the other Party’s Confidential Information in furtherance of the joint development under this Agreement, and is only permitted to disclose the other Party’s Confidential Information to its employees and agents who are performing work under this Agreement and have a need to know such Confidential Information. These obligations of confidentiality shall not apply to: (a) information that, at the time of disclosure or thereafter becomes publicly known through no fault of the receiving Party; (b) information that, at the time of disclosure, is already known to the receiving Party (other than through the disclosing Party) as evidenced by written documents in its possession at the time; or (c) information that is developed independently by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

5.2 Required Disclosure. If Confidential Information is required to be disclosed by the receiving Party pursuant to law, rule or regulation or a governmental authority, including pursuant to a valid and effective subpoena or court order, such Confidential Information may be disclosed, provided that the receiving Party being required to disclose the Confidential Information: (i) promptly notifies the disclosing Party of the disclosure requirement (to the extent legally permitted), (ii) reasonably cooperates with the disclosing Party’s efforts to resist or narrow the disclosure (including to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosing Party’s Confidential Information) at the disclosing Party’s request and expense, and (iii) furnishes only that portion of the Confidential Information that is legally required to be disclosed.

5.3 Ownership of Confidential Information. The Parties acknowledge that each has a valuable proprietary interest in its Confidential Information. The Parties acknowledge that neither has any right, title, or interest in the other’s Confidential Information except as expressly set out in this Agreement.

5.4 Employees, Agents and Consultants. The Parties agree that their respective employees, financial or legal consultants or representatives, or any Affiliates, having access to any of the other Party’s Confidential Information must be subject to a valid, binding and enforceable arrangement to maintain the obligations of confidentiality and non-use of this Article V before receiving any such Confidential Information of a disclosing Party, and the Parties shall be liable for any breach of any such obligation by their employees, consultants, or representatives or those of their Affiliates. Each Party may disclose the terms of this Agreement in confidence to its professional advisors, attorneys, insurers, financing sources and investors, and in confidence in connection with bona fide strategic transactional discussions with third parties.

5.5 Injunctive Relief. The Parties acknowledge that the breach or threatened breach of this Article V may result in irreparable injury to the disclosing Party and that, in addition to its other remedies, the disclosing Party will be entitled to seek injunctive relief to restrain any threatened or continued breach of this Article V. The Parties hereby waive any requirement for the posting of a bond or other security in connection with the granting to the disclosing Party of such injunctive relief.

5.6 Survivability. The provisions of this Article V shall survive the termination of this Agreement.

ARTICLE VI -SUBCONTRACTORS AND AFFILIATES

6.1 Subcontractors. Each Party agrees that it will perform its activities under a Development Plan through its own employees and may engage independent contractors or subcontractors without prior consent, provided that such Party remains responsible for such entities’ compliance with the terms of this Agreement and ensures that such contractors are bound by written obligations of confidentiality and, where applicable, invention assignment, no less protective than those set out in this Agreement.

6.2 Performance by Affiliates. Each Party may exercise its rights and perform its obligations under this Agreement directly or through one or more of its Affiliates. Each Party’s Affiliates will have the benefit of all rights (including all licenses) of such Party under this Agreement; provided that any exercise of rights by an Affiliate shall remain subject to the same field, purpose and other restrictions applicable to such Party. Each Party will remain responsible for the acts and omissions of its respective Affiliates.

ARTICLE VII -REPRESENTATIONS AND WARRANTIES

7.1 Project Technology. Neither Party makes any representations or warranties of any kind, either express or implied, and assumes no responsibilities whatsoever with respect to the use, sale, or other disposition by the other Party of that other Party’s products or services whether or not such products or services relate to Project Technology.

7.2 Kopin Representations and Warranties. Kopin hereby represents and warrants that: (a) Kopin has all necessary consents, approvals, authorizations, licenses and permits to carry on and conduct the Development Work under each Development Plan and to grant the rights to StableX as expressly set out herein; (b) Kopin has the right to grant the license under Section 4.2 without conflict with the rights of any third party, and has secured all necessary and appropriate consents to grant such license; (c) the Kopin Background Technology is not, to Kopin’s knowledge, the subject of any pending litigation or administrative proceeding that would reasonably be expected to materially impair Kopin’s ability to grant the rights expressly granted under this Agreement; and (d) Kopin shall perform this Agreement and exercise its rights hereunder in accordance with applicable law, including without limitation applicable export control laws.

7.3 StableX Representations and Warranties. StableX hereby represents and warrants that:

7.4 (a) StableX has all necessary consents, approvals, authorizations, licenses and permits to perform its obligations under this Agreement and to grant the rights to Kopin as expressly set out herein;

7.5 (b) the Convertible Preferred Stock issued to Kopin are in amount equal to 19.99% of the pro forma fully-diluted outstanding shares of common stock of StableX (excluding shares of common stock underlying unexercised options, warrants and other common stock equivalents), and the common stock issuable upon conversion thereof, are, or when issued will be, duly authorized, validly issued, fully paid and non-assessable. The authorized, issued and outstanding capitalization of StableX is as set forth in StableX’s most recently filed periodic reports with the U.S. Securities and Exchange Commission (the “SEC”), and since the date of such filing, there has been no change in the capitalization of StableX other than as disclosed in subsequent filings with the SEC or as contemplated by this Agreement and no Person has any right to acquire any equity securities of StableX other than as disclosed in the SEC Reports or as contemplated by this Agreement;

7.6 (c) StableX shall perform this Agreement and exercise its rights hereunder in accordance with applicable law;

7.7 StableX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as contemplated by this Agreement;

7.8 the Convertible Preferred Stock to be issued to Kopin pursuant to Section 2.4 has been duly authorized by all necessary corporate action on the part of StableX, and when issued and delivered in accordance with the terms of this Agreement and the applicable certificate of designations, such Convertible Preferred Stock will be validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances and restrictions, other than restrictions on transfer under applicable securities laws and the organizational documents of StableX;

7.9 the shares of common stock to be issued to Kopin upon conversion of the Convertible Preferred Stock have been duly authorized by all necessary corporate action on part of StableX, and when issued and delivered in accordance with the terms of this Agreement and the applicable certificate of designations, such shares of common stock will be validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances and restrictions, other than restrictions on transfer under applicable securities laws and the organizational documents of StableX;

7.10 StableX has timely filed all required reports, schedules, forms, statements and other documents with the SEC (collectively, the “SEC Reports”), and each SEC Report, as of the date of its filing (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the Effective Date), complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and none of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the financial statements included in the SEC Reports were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable SEC rules) and fairly present in all material respects the financial condition, results of operations and cash flows of StableX as of the dates and for the periods indicated;

7.11 since the date of the most recent balance sheet included in StableX’s most recently filed periodic report with the SEC prior to the Effective Date, there has been no event, occurrence, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, financial condition or results of operations of StableX and its subsidiaries, taken as a whole, or (ii) StableX’s ability to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder; and

7.12 the execution, delivery and performance of this Agreement by StableX and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of StableX, (ii) conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the creation of any lien upon any of the properties or assets of StableX, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, lease, license or instrument to which StableX is a party or by which any property or asset of StableX is bound or affected, in each case as disclosed or filed as an exhibit in the SEC Reports, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to StableX or by which any property or asset of StableX is bound or affected.

7.13 EXCEPT AS EXPRESSLY WARRANTED HEREIN, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE JOINT DEVELOPMENT UNDER THIS AGREEMENT OR ANY RESULTING PRODUCTS OR PROCESSES ARISING THEREFROM OR ANY OTHER MATTER RELATING TO THIS AGREEMENT.

ARTICLE VIII -LIABILITY AND INDEMNIFICATION

8.1 Indemnification. Each Party shall defend, indemnify and hold harmless the other Party and its directors, officers, employees and agents (“Indemnitees”) from and against any claim, suit, or action brought by a third party against any such Indemnitees, and shall pay all losses, damages, liabilities, judgments, fines, penalties, costs and expenses (including reasonable attorneys’ fees and litigation costs) payable to such third party, to the extent arising out of: (a) the gross negligence or willful misconduct of such Party; (b) the material breach of this Agreement by such Party; (c) the violation of applicable law by such Party; (d) personal injury, death or damage to tangible property caused by such Party’s gross negligence; or (e) any claim that materials, technology or Products supplied by such Party under this Agreement infringe or violate any third-party intellectual property rights, except to the extent such claim arises from (i) modifications by the other Party or (ii) use outside the scope of this Agreement.

8.2 Process. The Party seeking indemnification from a Claim shall notify the other Party promptly upon becoming aware of the Claim (provided that failure to promptly notify shall not relieve the indemnifying Party of its obligation to defend the Claim unless such failure materially prejudices its ability to defend the Claim) and permit the other Party to control the defense and settlement of the Claim, and shall reasonably cooperate with the indemnifying Party in such efforts (at the indemnifying Party’s request and expense). The indemnified Party may not consent to the settlement or entry of judgment in such Claim without the indemnifying Party’s prior written consent. The indemnified Party may participate in the defense of the Claim with its own counsel at its own expense.

8.3 Insurance. During the term of this Agreement, each Party shall maintain insurance coverage of the kind and in the amounts customary for similarly situated companies operating in its industry and performing obligations of a similar nature.

8.4 No Special Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, AND EXCEPT WITH RESPECT TO LOSSES PAYABLE BY A PARTY TO A THIRD PARTY PURSUANT TO ITS INDEMNIFICATION OBLIGATIONS IN SECTION 8.1 AND EXCEPT FOR DAMAGES CAUSED BY A PARTY’S BREACH OF ARTICLE V (CONFIDENTIALITY), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS OR LOST REVENUES, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, AND WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE.

8.5 Limitation of Liability. Except with respect to (i) a Party’s breach of Article V (Confidentiality), (ii) a Party’s indemnification obligations under Section 8.1, and (iii) a Party’s fraud or willful misconduct, in no event shall a Party’s total aggregate liability under this Agreement exceed the greater of: (a) the total amounts paid or payable by StableX under this Agreement; and (b) $15,000,000.

ARTICLE IX -TERM AND TERMINATION

9.1 Term. This Agreement shall commence on the Effective Date and shall remain in full force and effect until terminated by either Party in accordance with this Article IX.

9.2 Termination for Material Breach. In the event that a Party materially breaches any provision of this Agreement, the non-breaching Party shall have the right to terminate this Agreement by serving on such breaching Party sixty (60) days written notice specifying such breach; provided, however, that the breaching Party shall have the right to cure such breach during such notice period if such breach is capable of cure.

9.3 Termination for Bankruptcy Event. Either Party may terminate this Agreement immediately upon written notice to the other Party if a Bankruptcy Event occurs with respect to such other Party. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all obligations provided in this Agreement to be performed by such Party. If this Agreement is rejected as provided in the Bankruptcy Laws and a Party in its capacity as a licensee elects to retain its rights granted hereunder as provided in the Bankruptcy Laws, then the other Party (in any capacity, including debtor-in-possession) and its successors and assigns shall promptly provide to the Party exercising its license rights all materials and embodiments of such intellectual property reasonably required to enable such Party to exercise its rights under this Agreement. Without limiting the foregoing and subject to applicable Bankruptcy Laws, the Parties acknowledge and agree that all licenses and rights granted under this Agreement are intended to be, and shall be deemed to be, licenses of rights to “intellectual property” for purposes of Section 365(n) of the United States Bankruptcy Code (and any analogous provisions of applicable law). In the event that this Agreement is rejected by a Party in a case under Bankruptcy Laws, the other Party, as a licensee, shall be entitled to elect to retain its rights under this Agreement as provided in Section 365(n), and the rejecting Party (and any trustee, receiver or debtor-in-possession) shall, upon written request, promptly provide to the other Party all embodiments of such intellectual property and other materials reasonably necessary to enable the other Party to exercise its rights, including source code (if applicable), technical documentation, specifications, know-how and other information. Each Party further agrees that it shall not interfere with the other Party’s exercise of its rights under this Agreement, including any rights retained pursuant to Section 365(n), following any such rejection.

9.4 Performance Related Termination. Either Party may terminate this Agreement upon written notice if the other Party has materially failed to perform its obligations under the applicable Development Plan; provided that: (a) such failure is measured against the objective criteria set out in the applicable Development Plan; (b) the non-performing Party has been given written notice specifying such failure in reasonable detail; and (c) the non-performing Party has failed to cure such failure, or to propose and implement a reasonable remediation plan, within thirty (30) days following such notice. For the avoidance of doubt, a Party may not terminate this Agreement solely on the basis that the Project Technology may not result in a commercially viable product. For the avoidance of doubt, a material failure by StableX to operate in the Ordinary Course of Business to the extent that it materially impacts the Project shall constitute a failure to perform for the purposes of this Section 9.4.

9.5 Effect of Termination and Expiration.

(a) Termination for Breach or Bankruptcy (by non-breaching Party). In the event of termination of this Agreement pursuant to Section 9.2 or Section 9.3: (i) the non-breaching Party shall retain its rights in the Project Technology in accordance with this Agreement; and (ii) to the extent the terminating Party is Kopin and such termination arises from StableX’s breach, failure to fund amounts due under this Agreement, or Bankruptcy Event, Kopin shall have the right to continue to develop, use and commercialize the Project Technology without restriction, and StableX shall assign (and hereby assigns) to Kopin all of its right, title and interest in and to the Project Technology.

(b) Termination following Performance Issues. In the event of termination pursuant to Section 9.4: (i) where termination arises from Kopin’s uncured material breach, StableX shall retain a non-exclusive, non-transferable license to use the Project Technology within its permitted Field, subject to the terms of this Agreement; and (ii) where termination arises from StableX’s failure to perform its obligations (including failure to fund), the consequences set out in Section 9.5(a) shall apply.

(c) Post-Demo Position. If StableX is deemed not to proceed with the Project pursuant to Section 2.3(e) then: (i) Kopin shall have the right to continue the development, commercialization and exploitation of the Project Technology in any commercial field, irrespective of any field or market restrictions otherwise applicable to StableX under this Agreement; and (ii) the Parties shall discuss in good faith whether StableX should retain a limited license or economic participation (such as a royalty) in respect of the Project Technology, taking into account the level of funding actually provided by StableX and the circumstances in which the Project did not proceed.

(d) Background Technology. Under no circumstances shall ownership of Kopin Background Technology transfer to StableX. Any license granted under Section 4.2 shall terminate upon termination of this Agreement, except to the extent necessary to give effect to any surviving rights in Project Technology under this Section 9.5.

(e) Accrued Rights. Termination shall not affect any rights or obligations accrued prior to the effective date of termination, including any payment obligations.

(f) Failure to Proceed. For the purposes of this Section 9.5, after the Negotiation Period of 1 year pursuant to Section 2.3(e), the following shall be deemed a failure by StableX to proceed with the Project: (i) failure to fund amounts when due under Section 2.3; (ii) election not to proceed following a Successful Demo; (iii) failure to engage in good faith discussions under Section 2.3(e); (iv) failure to operate in the Ordinary Course of Business in a manner that materially impacts the Project; or (v) a Bankruptcy Event or cessation of active operations. In each such case, Kopin shall have the rights set out in Section 9.5(a).

9.6 Survival. The provisions of Articles I, IV, V, VIII, X and Section 9.5 shall survive termination of this Agreement.

ARTICLE X -MISCELLANEOUS

10.1 Rights Amendment Plan. StableX covenants and agrees that, concurrently with the execution and delivery of this Agreement, StableX shall execute and deliver an amendment to that certain Rights Agreement (the “Rights Plan”), dated as of July 31, 2025, by and between StableX and Equiniti Trust Company, LLC, as rights agent (“Rights Agent”), whereby the board shall have the authority to designate any Person (as defined in the Rights Plan) as an “Exempt Person” (or similar designation) under the Rights Plan by adopting resolutions waiving the applicability of the Rights Plan to such Person. The board has adopted such resolutions in connection with the transactions contemplated by this Agreement and, accordingly, that the Rights Plan shall not apply to Kopin or any of its Affiliates or any future acquiror of Kopin in connection with the transactions contemplated by this Agreement or the other Transaction Agreements, and such waiver remains in full force and effect as of the date hereof.

10.2 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without reference to its choice of law provisions. The Parties agree that, except as otherwise provided in this Agreement, should there be a dispute arising from or related to this Agreement, it shall be brought before the courts in New York. The Parties hereby consent to the New York courts’ personal jurisdiction and waive any objection on the basis of inconvenient forum or venue.

10.3 Notices. All notices shall be in writing and delivered personally, by overnight express courier, or by registered or certified mail, postage prepaid, to the following addresses of the respective Parties (or to any other address given by any Party to the other Party by proper notice):

Kopin:	Kopin Corporation

125 North Drive

Westborough, MA 01581

Attn: Michael Murray

With a copy (which will not constitute notice) to:	Morgan Lewis & Bockius LLP

One Federal Street

Boston, MA 02110

Attn: John J. Concannon

StableX:	StableX Technologies, Inc.

1185 Avenue of the Americas

New York, New York 10036

Attention: Josh Silverman

With a copy (which will not constitute notice) to:	Haynes and Boone, LLP

30 Rockefeller Plaza

Floor 22

New York, New York 10112

Attn: Greg Kramer

Notices shall be effective upon receipt if personally delivered, on the date of receipt if by express courier, or on the third (3rd) business day following the date of mailing if actually received. Any change of address or contact name of a Party shall be promptly communicated in writing to the other Party.

10.4 Assignment. Neither Party may assign, transfer or otherwise dispose of any of its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, and any attempted assignment in breach of this Section shall be void ab initio; provided, however, that: (a) Kopin may assign this Agreement in its entirety, without consent, in connection with a bona fide sale of all or substantially all of its business, assets or equity to which this Agreement relates, or to an Affiliate, upon written notice to StableX; (b) StableX may assign this Agreement in its entirety only with Kopin’s prior written consent in connection with a bona fide sale of all or substantially all of its business, assets or equity to which this Agreement relates, or to an Affiliate, such consent not to be unreasonably withheld, conditioned or delayed; and (c) no assignment (including by way of merger, acquisition or sale of equity) shall be permitted to a direct competitor of the other Party without that Party’s prior written consent. Any permitted assignee shall assume all obligations of the assigning Party under this Agreement. No assignment shall relieve the assigning Party of responsibility for the performance of any accrued obligations hereunder prior to the effective date of such assignment. For the avoidance of doubt, a change of control of a Party shall be deemed to be an assignment for the purposes of this Section. In the event of a change of control of StableX, Kopin shall have the right to terminate this Agreement upon written notice. In the event of a change of control of Kopin, this Agreement shall continue in full force and effect and shall be binding on the successor entity in accordance with this Section.

10.5 Force Majeure. Except for the making of required payments, if the performance of, or any obligation under, this Agreement is prevented, restricted, or interfered with by reason of fire, flood, explosion, or other casualty, accident, or act of God; general strikes or labor disturbances; war, whether declared or not, or other violence; sabotage; or any law, order, proclamation, regulation, ordinance, demand, or requirement of any government agency or court, or other cause beyond a Party’s reasonable control, the affected Party, upon giving prompt notice to the other Party, shall be excused from such performance to the extent and for the duration of such prevention, restriction, or interference. The affected Party shall use its commercially reasonable efforts to avoid or remove such cause of non-performance or to limit the impact of the event on such Party’s performance and shall continue performance with commercially reasonable efforts whenever such cause(s) are sufficiently diminished or removed.

10.6 Publicity. Each Party agrees not to directly or indirectly issue any press release or make any public announcement relating to the subject matter or terms of this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, except as a Party believes in good faith is required by applicable law, rule, or regulation, including any listing or trading requirement concerning its publicly-traded securities (in which case, the Party seeking to disclose the information shall give reasonable notice to the other Party of its intent to make such a disclosure and afford the other Party an opportunity to review and comment on such notice, if feasible).

10.7 Entire Agreement; Independent Counsel. This Agreement along with the Transaction Agreements sets forth the entire agreement between the Parties and supersedes all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter of this Agreement. The Agreement may be executed in counterparts or electronically, each of which is deemed an original and the same instrument. Each Party has had an opportunity to consult with counsel in negotiating this Agreement and the Parties have jointly drafted and negotiated this Agreement. As such, the interpretation or construction of any provisions in this Agreement will not be strictly construed against either Party.

10.8 Amendment. This Agreement may not be modified or amended except by a written agreement signed by an authorized representative of each Party.

10.9 Severability. The provisions of this Agreement are severable. If any provision in this Agreement is found or held to be invalid or unenforceable in any tribunal, then the meaning of that provision shall be construed, to the extent feasible, to render the provision enforceable, and the other provisions shall be unaffected, and the Parties shall negotiate in good faith a valid and enforceable provision that most closely reflects the original intent.

10.10 Non-Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement. Waivers must be in writing signed by the waiving Party to be enforceable.

10.11 Relationship of Parties. Each of the Parties hereto is an independent contractor and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties hereto, and nothing in this Agreement shall be deemed to create any partnership, joint venture or fiduciary relationship between the Parties.

10.12 Succession. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

10.13 Authority. Each Party has the full right, power, and authority to execute and deliver this Agreement and to perform its terms. The execution and delivery of this Agreement and the consummation of the transactions required by this Agreement will not violate or conflict with: (i) any charter provision or bylaw of either Party or any of its Affiliates, or (ii) any agreement with any third party. Each Party has taken all required corporate actions to approve and adopt this Agreement. Each Party represents and warrants that the person or persons executing this Agreement on its behalf are duly authorized and empowered to do so.

10.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties.

10.15 Standstill. During the Term of this Agreement and for a period of three (3) years thereafter, StableX and its Affiliates shall not, directly or indirectly: (a) acquire beneficial ownership of more than 9.9% of the outstanding voting securities of Kopin; (b) make or participate in any tender offer, exchange offer, merger or other business combination involving Kopin; (c) solicit proxies or consents with respect to securities of Kopin; or (d) otherwise seek to obtain control of Kopin other than through a transaction approved by Kopin’s board of directors. Any proposed transaction involving a change of control of Kopin shall be initiated and conducted solely through Kopin’s board of directors or its authorised representatives.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

KOPIN CORPORATION		STABLEX TECHNOLOGIES, INC.

By:	/s/ Michael Murray	By:	/s/ Joshua Silverman
Name:	Michael Murray	Name:	Josh Silverman
Title:	President and CEO	Title:	Executive Chairman

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